Federal Home Loan Bank of Des Moines
announcement

November 14, 2013

FHLB Des Moines Approves Third Quarter 2013 Dividend

The FHLB Des Moines Board of Directors has approved a third quarter 2013 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for FHLB Des Moines on both subclasses of capital stock outstanding was 2.64 percent. However, the effective combined dividend rate on the total stock held by each member will depend on their level of activity with the Bank during the third quarter.

These dividends will total $14.4 million, which represents 48 percent of net income for the third quarter, and are expected to be paid on November 15, 2013. Average three-month LIBOR and average Federal funds rates for the third quarter 2013 were 0.26 percent and 0.09 percent, respectively.

On November 8, 2013, the Bank filed its Third Quarter 2013 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the third quarter was provided in a Form 8-K earnings release filed with the SEC on October 29, 2013.

Additional financial information is provided in the Bank's Third Quarter 2013 Form 10-Q available at www.fhlbdm.com or www.sec.gov.